Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-8 (No. 333-222128 and No. 333-74062) of our report dated June 26, 2024, appearing in this Annual Report on Form 11-K of the Team, Inc. Salary Deferral Plan and Trust for the year ended December 31, 2023.

/s/ Melton & Melton, L.L.P.
Houston, Texas
June 26, 2024